MANAGEMENT CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), made and entered into this 22 of August, 2007, by and between Sanguine Corp. (hereinafter also the “Company” and “SGNC”), and LKB Partners, LLC. (“Consultant”),

WITNESSETH

WHEREAS, the Company wishes to receive management consulting services from Consultant and Consultant is willing to provide such consulting services, and Company and Consultant wish to enter into this Agreement to set forth the terms and conditions on which services will be provided.

NOW, THEREFORE, the Company and Consultant hereby mutually covenant and agree as follows:

1. Engagement of Consultant.   Consultant is hereby retained by the Company, and Consultant hereby accepts such retainment, to act in the full capacity as General Manager and President for the Company for the compensation and on the terms and conditions hereinafter expressed. Consultant shall perform such consulting duties as are set forth herein.

2. Consultant’s Duties.   Consultant will work on behalf of the Company and oversee all operations thereof, including; running day-to-day business operations, entering into or negotiating contracts, hiring and firing of personnel, paying expenses, devising, revising and implementing business, financing, and marketing strategies, and all other necessary tasks relevant to the position.  Furthermore, Consultant will be responsible for procuring for the Company the requisite equity capital to pay current obligations and work to provide capital for future endeavors.

3. Compensation for Services.   The Company agrees to pay to Consultant the following fees (collectively, the “Fee”):

(a) On the first day of each month falling within the Term, the sum of $8,000, and

(b) a total of 3,000,000 common shares of SGNC., of which 500,000 shall be made free trading through a grant from the Company’s Stock Option Plan to Frank Marra personally under a separate Letter Agreement of even date; and

(c) options to purchase up to 9.5 percent of the issued and outstanding shares of SGNC at a price of $0.06 for a period of two years; provided, however, these Options, to the extent not exercised prior thereto, shall be void on March 31, 2008, unless the Company shall have raised not less than the sum of $500,000 through the efforts of the Holder or its associates or affiliates or by persons introduced by the Holder or its associates or affiliates by March 31, 2008, with no proration of Options in the event all $500,000 is not raised.

4. Term.   The term of this Agreement (the “Term”) shall begin on the date of this Agreement and expire on the last day of the twenty-forth month following its executed signature, unless terminated by both parties or by the Board of Directors with due cause.

5. Termination of Agreement.   Notwithstanding that the Term shall not have been completed, the Company may terminate this Agreement (a) upon the death of Consultant, (b) if Consultant should be incapacitated by illness or any other matter from performing his duties hereunder for a continuous period of sixty days, or (c) for cause by delivery by the Company to Consultant of notice specifying such cause.

6. Confidential Information.   Consultant agrees that, during the Term and at all times after the termination of this Agreement for whatever reason, he will treat as confidential and maintain in confidence all information relating to the business of the Company, including without limitation the identity of the customers and suppliers of the Company, the Company’s arrangements with such suppliers and customers, and technical data relating to the Company’s products and services. In addition, Consultant agrees that, without the prior written approval of the Company, he will not disclose any such information at any time to any person, corporation, association or other entity except authorized personnel of the Company or a subsidiary of the Company. Upon the termination of this Agreement for any reason, Consultant will not take or retain from the premises of the Company or any subsidiary of the Company any records, files or other documents, or copies thereof, relating in any way to the business operations of the Company or any subsidiary of the Company. It is expressly agreed that the remedy at law for breach of the agreements set forth in this Section is inadequate and that the Company shall, in addition to any other available remedies (including, without limitation, the right of offset), be entitled to injunctive relief to prevent the breach or threatened breach thereof.

8. Assignability.   The Company shall have the right to assign this Agreement to any subsidiary of the Company and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against said assigns.  Likewise, the rights, benefits and obligations of Consultant under this Agreement are assignable and transferable to any third party, without limitation.

9. Governing Law; Consent to Jurisdiction.   This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with, the laws of the State of California, excluding any conflicts-of-law rule or law which might refer such construction and interpretation to the laws of another state, republic or country. The parties hereby submit to the jurisdiction of the state and federal courts in California and waive any right to which they might be entitled to submit any dispute hereunder to the courts of another state, republic or country.

11. Modifications; Waiver.   This Agreement shall not be amended or modified except by written instrument executed by the Company and Consultant. The failure of the Company or Consultant to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting, the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

12. Remedies.   The remedies accorded to the parties by this Agreement are in addition to, and not in lieu of, all other remedies to which the parties may be entitled at law or in equity.

13. Inconsistent Obligations.   Consultant represents and warrants that, at the date of this Agreement, he has no obligations that are inconsistent with those of this Agreement.

14. Sole Agreement.   All prior negotiations and agreements between the parties hereto relating to the transactions, employment and services contemplated hereby are superseded by this Agreement, and there are no representations, warranties, understandings or agreements with respect to such transactions, employment or services other than those expressly set forth herein.

15. Severability.   If any of the terms or conditions of this Agreement are held by any court of competent jurisdiction to be unenforceable or invalid, such unenforceability or invalidity shall not render unenforceable or invalid the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be unenforceable or invalid, the rights and obligations of the parties shall be construed and enforced accordingly, and this Agreement shall thereupon remain in frill force and effect.

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the day and year first above written.

/s/Frank Marra

LKB Partners, LLC

Frank Marra, Managing Member

Sanguine Corp.

By: /s/T. C. Drees

Tom Drees, President